SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant {X}

                 Filed by a Party Other than the Registrant { }

Check the appropriate box:

{   }    Preliminary Proxy Statement
{   }    Confidential, for Use of the Commission only (as permitted by
         Rule 14a-6(e)(2))
{ X }    Definitive Proxy Statement
{   }    Definitive Additional Materials
{   }    Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           SCHEIN PHARMACEUTICAL, INC.
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

{ X }    No fee required.

{   }    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1.   Title of each class of securities to which transaction applies:

         2.   Aggregate number of securities to which transaction applies:

         3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         4.   Proposed maximum aggregate value of transaction:

         5.   Total fee paid:

{   }    Fee paid previously with preliminary materials.

{   }    Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1.   Amount Previously Paid:

         2.   Form, Schedule or Registration Statement No.:

         3.   Filing Party:

         4.   Date Filed:

                           SCHEIN PHARMACEUTICAL, INC.

                                100 Campus Drive
                         Florham Park, New Jersey 07932


                                 April 16, 1999




Dear Stockholder:

     On behalf of the Board of Directors, I cordially invite you to attend the 1999 Annual Meeting of Stockholders of Schein Pharmaceutical, Inc. The Annual Meeting will be held on Wednesday, May 19, 1999, beginning at 10:00 a.m., local time, at The Madison Hotel, One Convent Road, Morristown, New Jersey 07960. The formal Notice of Annual Meeting is set forth in the enclosed material.

     The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. During the meeting, stockholders will have the opportunity to ask questions and comment on the Company's operation.

     It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and return the enclosed proxy card promptly.

     We appreciate your investment in Schein Pharmaceutical, Inc. and urge you to return your proxy card as soon as possible.


                                          Sincerely,




                                          Martin Sperber
                                          Chairman of the Board of Directors,
                                          Chief Executive Officer and President

                          SCHEIN PHARMACEUTICAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



     Notice is hereby given that the Annual Meeting of Stockholders of Schein Pharmaceutical, Inc. (the "Company") will be held on Wednesday, May 19, 1999, beginning at 10:00 a.m., local time, at The Madison Hotel, One Convent Road, Morristown, New Jersey 07960 for the following purposes:

1.   to elect two directors, each for a term of three years expiring in 2002;

2.   to adopt the Company's 1999 Stock Option Plan;

3. to ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending December 25, 1999; and

4. to transact such other business as may lawfully come before the meeting and any postponement or adjournment thereof.

     Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice. Financial and other information concerning the Company is contained in the enclosed Annual Report to Stockholders for the fiscal year ended December 26, 1998.

     The Board of Directors has fixed the close of business on April 9, 1999 as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders of record entitled to vote at the meeting will be produced at the time and place of the meeting and will be open to stockholders of record during the whole time thereof.

     So that we may be sure your shares will be voted at the meeting, please date, sign and return the enclosed proxy card promptly. For your convenience, a postpaid return envelope is enclosed for your use in returning your proxy card. If you attend the meeting, you may revoke your proxy and vote in person.

                                            By Order of the Board of Directors,




                                            Paul Feuerman
                                            Secretary


Florham Park, New Jersey
April 16, 1999


     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                          SCHEIN PHARMACEUTICAL, INC.

                                100 Campus Drive
                         Florham Park, New Jersey 07932

                                                                 April 16, 1999


                            ------------------------

                                 PROXY STATEMENT

                            ------------------------


                         ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 19, 1999



GENERAL INFORMATION

     The enclosed proxy is solicited by the Board of Directors of Schein Pharmaceutical, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting" or "Annual Meeting") to be held on Wednesday, May 19, 1999, beginning at 10:00 a.m., local time, at The Madison Hotel, One Convent Road, Morristown, New Jersey 07960, and at any postponement or adjournment thereof.

     The securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock, $0.01 par value ("Common Stock"), of the Company. At the close of business on April 9, 1999 (the "Record Date"), there were outstanding and entitled to vote 32,613,587 shares of Common Stock. The holders of record of Common Stock on the Record Date will be entitled to one vote per share. The Company's Certificate of Incorporation does not provide for cumulative voting in the election of directors.

     The Annual Report to Stockholders for the year ended December 26, 1998 is being furnished with this Proxy Statement to the holders of record of Common Stock on the Record Date. The Annual Report does not form any part of the material for the solicitation of proxies. The Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card will be first mailed to stockholders on or about April 16, 1999.

VOTING AND PROXY PROCEDURES

     Properly executed proxies received in time for the Meeting will be voted in accordance with the directions given in the proxy. The enclosed proxy card provides a means for the holders of Common Stock to vote for both nominees for director listed therein or to withhold authority to vote for one or both of such nominees. Stockholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted for (1) the election of the two nominees for director named herein, (2) the adoption of the Company's 1999 Stock Option Plan as described in more detail herein and (3) the ratification of the appointment of BDO Seidman, LLP ("BDO") as the Company's independent auditors for the fiscal year ending December 25, 1999. At the date of this Proxy Statement, management of the Company knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

     If the enclosed proxy card is executed and returned, it may nevertheless be revoked by a duly executed later dated proxy, by written notice filed with the Secretary of the Company at the Company's corporate office at any time before the proxy is exercised, or by voting in person at the Annual Meeting.

     The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. In accordance with the rules of the New York Stock Exchange, the affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal to adopt the Company's 1999 Stock Option Plan is required for approval; provided that the total votes cast on the proposal represents over 50% of all shares of Common Stock entitled to vote on the proposal. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors, and the affirmative vote of a majority of the votes cast at the Annual Meeting is required for the ratification of the appointment of BDO as the Company's independent auditors for the fiscal year ending December 25, 1999 and for any other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

     Abstentions are counted toward the calculation of a quorum but are not treated as either a vote for or against a proposal. Any unvoted position in a brokerage account will be considered as not voted and will not be counted toward fulfillment of quorum requirements. Thus, abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

     Martin Sperber, the Chairman of the Board of Directors, Chief Executive Officer and President of the Company, has the right to vote 20,005,243 shares of Common Stock outstanding on the Record Date (approximately 61.3 % of the outstanding shares) in his individual capacity and as voting trustee under a voting trust agreement with certain principal stockholders of the Company. Mr. Sperber has indicated to the Company that he intends to vote all such shares for the election of the two nominees for director, the adoption of the Company's 1999 Stock Option Plan and the ratification of BDO as the Company's independent auditors. See "Restructuring Agreements."

     The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, telephone, telegram or otherwise.

Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold the Common Stock of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT


     The following table sets forth as of February 26, 1999 certain information with respect to shares of Common Stock beneficially owned by each of its directors and nominees for directors, by each executive officer named in the Summary Compensation Table, by all of its directors and executive officers as a group and by persons who are known to the Company to be the beneficial owners of more than five percent of the issued and outstanding shares of Common Stock. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.



             NAME, ADDRESS AND NATURE                           NUMBER OF SHARES
            OF BENEFICIAL OWNERSHIP(1)                     BENEFICIALLY OWNED(2) (3)            PERCENT OF CLASS
            --------------------------                     -------------------------            -----------------
Martin Sperber(4) ..............................                  20,556,057                         62.1%
Marvin H. Schein(5)(6) .........................                   9,252,100                          28.4
 135 Duryea Road
  Melville, NY 11747
Bayer Corporation ..............................                   8,141,910                          25.0
  100 Bayer Road
  Pittsburgh, PA 15205
Trusts established by Pamela Schein(5)(6) ......                   7,144,410                          21.9
Pamela Joseph(6) ...............................                   2,785,440                           8.6
Dariush Ashrafi ................................                     128,546                             *
Javier Cayado ..................................                      60,005                             *
Paul Feuerman ..................................                      72,486                             *
Paul Kleutghen .................................                      67,944                             *
David R. Ebsworth ..............................                       7,518                             *
Richard L. Goldberg ............................                      12,518                             *
Harvey Rosenthal ...............................                           -                             *


             NAME, ADDRESS AND NATURE                           NUMBER OF SHARES
            OF BENEFICIAL OWNERSHIP(1)                     BENEFICIALLY OWNED(2) (3)            PERCENT OF CLASS
            --------------------------                     -------------------------            -----------------
Directors and Executive Officers as a
Group (8 persons)(4) ...........................                  20,905,074                          62.5

--------------------

(*)      Denotes less than 1%.

(1) Unless otherwise indicated, the address for each person is c/o Schein Pharmaceutical, Inc., 100 Campus Drive, Florham Park, New Jersey 07932.

(2) The persons and entities named in the table have sole voting and investment power with respect to all of the Common Stock shown as beneficially owned by them, except as noted below.

(3) Includes shares issuable upon the exercise of options which will become exercisable on or before April 27, 1999 to the following: Martin Sperber (552,475), Dariush Ashrafi (121,100), Javier Cayado (59,500), Paul Feuerman (71,225), Paul Kleutghen (65,975), David Ebsworth (7,518), Richard Goldberg (7,518) and the Directors and Executive Officers as a Group (885,311).

(4) Includes (a) 621,632 shares for which Mr. Sperber either is the direct beneficial owner or holds in trust for his family members' benefit; and
         (b) 19,381,950, over which Mr. Sperber has voting control pursuant to the voting trust agreement dated September 30, 1994 (the "Voting Trust Agreement"). Mr. Sperber, acting as voting trustee, is able to control substantially all matters requiring stockholder approval, including election of directors.

(5) Includes all shares for which such stockholder is either the direct beneficial owner or holds in trust for his or her family members and/or charities for which such stockholder is trustee.

(6) All shares are held by Mr. Sperber as voting trustee under the Voting Trust Agreement. See "Restructuring Agreements."

                    MATTERS TO COME BEFORE THE ANNUAL MEETING


PROPOSAL 1:  ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the Board of Directors will consist of not fewer than five or more than nine persons, unless otherwise determined by the Board of Directors. The Board of Directors has fixed the authorized number of directors at six.

     The Certificate of Incorporation of the Company provides that the Board of Directors shall be divided into three classes, with such classes to be as nearly equal in number as the total number of directors constituting the entire Board of Directors permits. The terms of office of the respective classes expire in successive years. At the Annual Meeting, two members are to be elected to the Board of Directors to serve for a term of three years until the annual meeting of stockholders in 2002. Each of the nominees is now a director of the Company and is standing for reelection. The Board of Directors has no reason to believe that either of the nominees will be unable to serve if elected to office and, to the knowledge of the Board, the nominees intend to serve the entire term for which election is sought. Should either or both of the nominees named herein become unable or unwilling to accept nomination or election, the persons named in the proxy will vote for such other person or persons as the Board of Directors may recommend.

     Pursuant to the Restructuring Agreements (as defined on page 25), until Bayer Corporation owns less than 10% of the Company's outstanding Common Stock, Bayer Corporation is entitled to nominate a number of members of the Board of Directors of the Company equal to the product of the number of members of the Board of Directors and its percentage stockholdings of Common Stock at the time of nomination. In this regard, Bayer Corporation nominated Dr. Ebsworth as a member of the Board of Directors. Additionally, under the Restructuring Agreements, the Voting Trustee under the Voting Trust Agreement (currently Mr. Sperber) is entitled to nominate the balance of the members of the Board of Directors until the Voting Trust Termination Date (as defined on page 26). Until May 15, 2001, the Voting Trustee and certain of the Company's principal stockholders must vote for the election of Bayer Corporation's nominee(s). Until the Voting Trust Termination Date, Bayer Corporation and certain of the Company's principal stockholders must vote for the election of the Voting Trustee's nominees. See "Restructuring Agreements."

Nominees for Election to Term Expiring 2002

Richard L. Goldberg

     Mr. Goldberg, 63, has been a director of the Company since September 1994. He is currently a Senior Partner at Proskauer Rose LLP and has been a member of that law firm since 1990. Prior to 1990, he was a Senior Partner at Botein Hays & Sklar. Mr. Goldberg is also a member of the Board of Directors of Comtech Telecommunications Corp. (NASDAQ). He is a graduate of Brooklyn College and received his J.D. from Columbia Law School. Mr. Goldberg is a member of the Compensation Committee of the Board of Directors of the Company.

Martin Sperber

     Mr. Sperber, 67, has been Chairman, Chief Executive Officer, President and a director of the Company since 1989. From 1985 until 1989, Mr. Sperber was President and Chief Operating Officer of the Company. Mr. Sperber has been employed in various positions in the Schein organization for over 40 years. Mr. Sperber is a member of the Board of the Generic Pharmaceutical Industry Association, a member of the Board of the American Foundation for Pharmaceutical Education, a member of the American Pharmaceutical Association and a member of the Council of Overseers of the Long Island University Arnold and Marie Schwartz College of Pharmacy. Mr. Sperber received his B.S. degree in Pharmacy from Columbia University.

Incumbent Directors - Term Expiring 2000

Dariush Ashrafi

     Mr. Ashrafi, 52, has been Executive Vice President and Chief Financial Officer since October 1995, and a director of the Company since September 1997 and from May 1995 until September 1995 was Senior Vice President and CFO. From 1990 to 1995, Mr. Ashrafi was Senior Vice President, Chief Financial Officer and director of The Warnaco Group, Inc., an apparel company. Prior to joining Warnaco, he spent 18 years with Ernst & Young and became a partner in 1983. Mr. Ashrafi received his B.S. degrees in Aeronautical and Astronautical Engineering and in Management Science from the Massachusetts Institute of Technology and his M.S. in Finance from the Massachusetts Institute of Technology Sloan School.

Harvey Rosenthal

     Mr. Rosenthal, 56, has been a director of the Company since August 1998. Mr. Rosenthal served as President and Chief Operating Officer of Melville Corporation from December 1993 to October 1996, and as a member of its board of directors until June 1997. Prior to assuming his position as President and Chief Operating Officer, Mr. Rosenthal held key positions at CVS, a chain drugstore company and division of Melville, for over 24 years, including 10 years as President and CEO. Mr. Rosenthal is a member of the board of directors of LoJack Corporation and a member of the board of trustees for EQ Advisors Trust. He is also a trustee and executive committee member of the Dana-Farber Cancer Institute. Mr. Rosenthal is a graduate of Harvard

College and earned an MBA from Harvard Business School. He also holds an Honorary Doctor of Science in Pharmacy from Massachusetts College of Pharmacy.

Incumbent Directors - Term Expiring 2001

David R. Ebsworth

     Dr. Ebsworth, 45, became a director of the Company in September 1994 in connection with Bayer Corporation's investment in the Company. He is currently Executive Vice President, Bayer Corporation and President, Pharmaceutical Division North America. Between 1983 and 1993, Dr. Ebsworth held various management and sales marketing positions with the Bayer companies in Germany and Canada. Dr. Ebsworth received his B.S. and Doctor of Philosophy degrees from the University of Surrey (England). Dr. Ebsworth is a member of the Compensation Committee of the Board of Directors of the Company.

Paul Feuerman

     Mr. Feuerman, 39, has been General Counsel since 1991. He has been a Vice President of the Company since January 1992, Senior Vice President since February 1997, and a director of the Company since September 1997. Mr. Feuerman previously was associated with the law firm of Proskauer Rose LLP. He received his B.A. from Trinity College and his J.D. from Columbia Law School.

                         -----------------------------

     The Company's Certificate of Incorporation provides that nominations for the election of directors may be made: (a) by or at the direction of the Board of Directors or (b) by or on behalf of a stockholder of the Company, or a duly authorized proxy for such stockholder, who is a stockholder of record at the time of giving notice and who shall be entitled to vote for the election of directors at the meeting. Nominations by stockholders shall be made by notice, in writing to the Secretary of the Company delivered or mailed to, and received at, the principal executive offices of the Company not fewer than 60 days or more than 90 days prior to the anniversary date of the immediately preceding annual meeting, provided that if the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after such anniversary date, notice by the stockholder to be timely must be received not earlier than 90 days prior to such annual meeting and not later than 60 days prior to such annual meeting. Each such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (including such person's written consent to being named as a nominee and to serving as a director, if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of such stockholder, (ii) the class and number of shares of stock of the Company beneficially owned by such stockholder and represented by proxy and (iii) a description of all arrangements or understandings between such stockholder and any other person or persons

(including their names) in connection with such nomination and any material interest of such stockholder in such nomination.

Committees of the Board of Directors

     The Board of Directors of the Company has one standing committee: the Compensation Committee. The Compensation Committee approves the compensation for senior executives of the Company and administers the Company's stock option plans. The members of the Compensation Committee are Dr. Ebsworth and Mr. Goldberg.

     The Company's Board of Directors currently functions as the Company's Audit Committee and is expected to appoint directors who are not affiliated with the Company to an Audit Committee of the Board of Directors. The Audit Committee will have general responsibility for surveillance of financial controls, as well as for accounting and audit activities of the Company. The Audit Committee will annually review the qualifications of the Company's independent certified public accountants, make recommendations to the Board of Directors as to their selection and review the plan, fees and results of their audit.

Meetings of the Board of Directors

     During the fiscal year ended December 26, 1998, the Board of Directors met 13 times and the Compensation Committee met five times. All directors attended all meetings of the Board of Directors and committee of which they are members.

Compensation of Directors

     Directors who are also officers of the Company do not receive any fee or remuneration for services as members of the Board of Directors. Commencing August 24, 1998, each outside director receives a retainer at an annual rate of $20,000, unless he waives such retainer in favor of receiving a greater number of options under the Company's 1995 Non-Employee Director Stock Option Plan, as amended (the "Non-Employee Director Plan"), as well as a fee of $1,000 for each meeting of the Board of Directors he attends in person and $500 if he participates by telephone. No fees are paid to directors for attendance at or participation in any meeting of a committee of the Board of Directors. In fiscal 1998, Dr. Ebsworth and Mr. Goldberg (each of whom waived the annual retainer) each received $5,500 and Mr. Rosenthal (who did not waive the annual retainer) received $20,500. As a result of waiving the annual retainer, Dr. Ebsworth and Mr. Goldberg each received additional options to purchase shares of Common Stock as described below.

     Under the Non-Employee Director Plan, on January 1 of each year, each outside director is automatically granted options to purchase a number of shares of Common Stock determined by dividing $50,000 ($100,000 in the case of an outside director who has waived the annual retainer) by the Fair Market Value of a share of Common Stock on the grant date. The exercise price per share is 100% of the Fair Market Value on the date of grant. The options vest over a period of three years and expire after ten years. In fiscal 1998, Dr. Ebsworth and Mr. Goldberg each were granted (i) options to purchase up to 395 shares of Common Stock at a price per share of $29.25 and (ii) options to purchase up to 4,725 shares of Common Stock at a price per share of $14.29, and Mr. Rosenthal was granted options to purchase up to 623 shares of Common Stock at a price per share of $29.25.

Vote Required

     The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors.

Recommendation of the Board of Directors

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                 VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

                             EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

     The Compensation Committee has furnished the following report on the Company's executive compensation policies. This report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the compensation of the Company's Chief Executive Officer. (The information contained in the "Report of the Compensation Committee of the Board of Directors" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "Commission"), nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.)


Report of the Compensation Committee of the Board of Directors

     The Compensation Committee of the Board of Directors, which also serves as the Stock Option Committee, has responsibility for determining the Company's compensation program for its executive officers, including the named executive officers. In so doing, the Committee seeks to ensure that the program is competitive in level and structure with the programs of other pharmaceutical businesses and comparable-size companies in general, and that it is both supportive of the Company's financial and operating objectives and aligned with the financial interests of the Company's stockholders. The Company and the Compensation Committee receive advice from an independent executive compensation consulting firm regarding the program, and members of the Committee regularly discuss the performance of executive officers with the Chief Executive Officer and, as occasion permits, observe the executive officers' performances directly.


         Program Components and Orientation

     The Company's executive officer compensation program is intended to enable the Company to attract and retain high quality, effective executives whose ultimate responsibility is to enhance stockholder value, and to compensate these persons based on their and the Company's performance and on the longer-term value they create for the Company's stockholders. The components of the compensation program consist of base salary, annual incentive payments and periodic grants of stock options.

     The competitiveness of the Company's compensation program is measured relative to the practices of other pharmaceutical companies and comparable-size companies in general. Salaries, incentive payment opportunities and stock option grants are generally oriented to the 50th to 75th percentile of competitive practices, with exceptions occurring when considered necessary by the Committee, on the recommendation of the Chief Executive Officer, to achieve objectives significant to the Company's interest at the time.

     Base Salary

     The Committee annually reviews executive officer salaries (other than for the Company's Chief Executive Officer whose salary is set forth in his employment agreement) and, after consideration with the Chief Executive Officer, makes adjustments as warranted based on competitive practices and the individual's performance. Salary increases, if made, generally occur during the first quarter of the calendar year retroactive to January 1st of that year. Salaries of the named executive officers for 1998, excluding Mr. Sperber, reflect an average increase of approximately 11.6%, placing these salaries in about the 75th to 90th percentile of competitive practices in the view of the Company's executive compensation consulting firm.


     Annual Incentive Compensation

     Annual incentive compensation for executive officers under the Company's Management Incentive Plan ("MIP") is designed to incentivize these key people and reward the achievement of pre-established corporate, business unit and individual performance goals annually determined by the Chief Executive Officer. Corporate and business unit goals are typically financial, while individual performance goals are person-specific and include items such as compliance, pipeline management and production targets.

     Following year-end, the Chief Executive Officer reviews that year's corporate, business unit and individual performances against MIP goals and award opportunities previously established and determines MIP award payments, all of which is then presented to the Committee for its consideration and action. Against the background of the Company's financial results for 1998, no MIP awards were recommended or made to the named executive officers.


     Stock Options

     The Committee believes that stock options play a major role in directly aligning the long-term financial interests of the Company's officers and stockholders and makes grants on an annual or more frequent basis. In 1998, the Committee granted options to the named executive officers at an average exercise price of $15 per share. These grants took into account the options previously granted to each of the named executive officers, none of which had been exercised, and reflected a special grant to all employees, including the named executive officers, at the time of the Company's initial public offering.


     The Chief Executive Officer

     Against the background of the Company's financial results, Mr. Sperber had voluntarily reduced by 10% his contractual salary of $700,000 for 1998, and the Committee, in concurrence with Mr. Sperber, did not award any incentive compensation to him for 1998.

     Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code prohibits the Company from deducting annual compensation in excess of $1 million paid to any of the named executive officers, unless such compensation satisfies certain conditions. No named executive officer was paid compensation in excess of $1 million in 1998. The Company intends to structure future compensation in a manner that will achieve maximum deductibility under Section 162(m) without materially interfering with its corporate objectives or structure.


                                         Members of the Compensation Committee

                                         David R. Ebsworth
                                         Richard L. Goldberg

Compensation Committee Interlocks and Insider Participation

     David R. Ebsworth is an Executive Vice President of Bayer Corporation, which has relationships and agreements with the Company referred to under Restructuring Agreements on page 25, and Certain Transactions on page 30. Richard L. Goldberg is a member of Proskauer Rose LLP, which rendered legal services to the Company in 1998 and continues to render such services in 1999. Neither of these directors is or has been an officer or employee of the Company.

Executive Compensation Summary Table

     The following table sets forth certain information concerning compensation for the fiscal years ended December 26, 1998, December 27, 1997 and December 28, 1996 of the Company's Chief Executive Officer and the four other most highly compensated executive officers (the "named executive officers").


                           SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------
                                                                                    Long-Term Compensation
                                                                                    ----------------------
                                                    Annual Compensation(1)            Awards      Payouts
                                              ------------------------------------  ----------  ----------
                                                                                    Securities
                                                                      Other Annual  Underlying     LTIP           All Other
    Name and Principal Position                Salary        Bonus    Compensation  Options(#)  Payouts($)(2)  Compensation(3)
------------------------------------           ------        -----    ------------  ----------  -------------  ---------------
Martin Sperber ..................... 1998     $630,000     $     --     $ 9,381      220,000      $               $14,220(4)
  Chairman of the Board of           1997      700,000      400,000       9,436                        --          10,880(4)
    Directors, Chief Executive       1996      700,000           --       9,929                        --          10,305(4)
    Officer and President

Dariush Ashrafi .................... 1998      347,000           --       5,418       77,500       75,000          41,176(5)
  Executive Vice President, Chief    1997      341,000       93,000      10,300       57,750       75,000          22,709(5)
    Financial Officer and Director   1996      341,000       59,700     143,725       21,000       75,000          24,321(5)

Javier Cayado ...................... 1998      239,000           --      10,209       72,250       75,000          40,862(6)
  Senior Vice President, Technical   1997      220,000       37,000         398       10,500      100,000          29,343(6)
    Operations                       1996      220,000       40,500         969       10,500      125,000          16,910(6)

Paul Feuerman ...................... 1998      239,000           --       8,011       73,575      150,000          23,712(7)
  Senior Vice President, General     1997      225,000       61,000       8,596       15,750      100,000          17,625(7)
    Counsel and Director             1996      185,000       32,400       7,738       21,000      100,000          13,799(7)

Paul Kleutghen ..................... 1998      239,000           --      10,364       51,875      150,000          42,514(8)
  Senior Vice President, Strategic   1997      211,000       37,300       9,362        8,925      100,000          36,531(8)
    Development                      1996      211,000       38,800      24,415       21,000      100,000          47,115(8)

-----------------

(1) The compensation described in this table does not include medical, dental or other benefits available generally to all salaried employees of the Company, as well as certain perquisites and other personal benefits, the value of which does not exceed the lesser of $50,000 or 10% of the named executive officer's total salary and bonus reported in this table.

(2) LTIP Payouts reflect Long Term Incentive Plan ("LTIP") payments pursuant to various deferred compensation agreements.

(3) Includes the Company's Book Equity Appreciation Rights Program (the "BEARs Program"), which allows certain employees to benefit from an increase in the Company's book value (calculated according to a formula defined in the BEARs Program). All participants are fully vested in their book equity appreciation rights ("BEARs"). The Company does not intend to make any additional grants of BEARs.

(4) In 1998 All Other Compensation includes $8,000 for The Retirement Plan of Schein Pharmaceutical, Inc. & Affiliates (the "Company Retirement Plan") discretionary contribution, $1,420 for the cost of term life insurance coverage provided by the Company and $4,800 for the Company Retirement Plan matching contributions. In 1997 All Other Compensation includes $8,000 for the Company Retirement Plan discretionary contribution, $1,680 for the cost of term life insurance coverage provided by the Company and $1,200 for the Company Retirement Plan matching contribution. In 1996 All Other Compensation includes $7,500 for the Company Retirement Plan discretionary contribution, $1,680 for the cost of term life insurance coverage provided by the Company and $1,125 for the Company Retirement Plan matching contribution.

(5) In 1998 All Other Compensation includes $14,000 for the Company's Supplemental Retirement Plan (the "Supplemental Retirement Plan") contribution, $8,000 for the Company Retirement Plan discretionary contribution, $13,204 for the value of the Split Dollar Life Insurance Plan (the "Life Insurance Plan"), $4,800 for the Company Retirement Plan employer matching contribution and $1,172 for the cost of term life insurance coverage provided by the Company. In 1997 All Other Compensation includes $12,363 for the Supplemental Retirement Plan contribution, $8,000 for the Company Retirement Plan discretionary contribution, $1,200 for the Company Retirement Plan employer matching contribution and $1,146 for the cost of term life insurance coverage provided by the Company. In 1996 All Other Compensation includes $14,550 for the Supplemental Retirement Plan contribution, $7,500 for the Company Retirement Plan contribution, $1,146 for the cost of term life insurance coverage provided by the Company and $1,125 for the Company Retirement Plan employer matching contribution.

(6) In 1998 All Other Compensation includes $8,017 for the value of the BEARs Program, $8,000 for the Company Retirement Plan discretionary contribution, $13,300 for the value of the Life Insurance Plan, $5,965 for the Supplemental Retirement Plan contribution, $4,800 for the Company Retirement Plan employer matching contribution and $780 for the cost of term life insurance coverage provided by the Company. In 1997 All Other Compensation includes $6,458 for the value of the BEARs Program, $8,000 for the Company Retirement Plan discretionary contribution, $7,543 for the value of the Life Insurance Plan, $5,402 for the Supplemental Retirement Plan contribution, $1,200 for the Company Retirement Plan employer matching contribution and $740 for the cost of term life insurance coverage provided by the Company. In 1996 All Other Compensation includes $1,005 for the value of the BEARs Program, $7,500 for the Company Retirement Plan discretionary contribution, $6,541 for the Supplemental Retirement Plan contribution, $1,125 for the Company Retirement Plan employer matching contribution and $739 for the cost of term life insurance provided by the Company.

(7) In 1998 All Other Compensation includes $3,207 for the value of the BEARs Program, $8,000 for the Company Retirement Plan discretionary contribution, $6,925 for the Supplemental Retirement Plan contribution, $4,800 for the Company Retirement Plan matching contribution and $780 for the cost of term life insurance coverage provided by the Company. In 1997 All Other Compensation includes $2,583 for the value of the BEARs Program, $8,000 for the Company Retirement Plan discretionary contribution, $5,086 for the Supplemental Retirement Plan contribution, $1,200 for the

       Company Retirement Plan matching contribution and $756 for the cost of term life insurance coverage provided by the Company. In 1996 All Other Compensation includes $402 for the value of the BEARs Program, $7,500 for the Company Retirement Plan discretionary contribution, $4,150 for the Supplemental Retirement Plan contribution, $1,125 for the Company Retirement Plan employer matching contribution and $622 for the cost of term life insurance provided by the Company.

(8) In 1998 All Other Compensation includes $4,009 for the value of the BEARs Program, $12,095 for a forgiven equity loss loan, $8,000 for the Company Retirement Plan discretionary contribution, $5,713 for a forgiven personal loan, $5,777 for the Supplemental Retirement Plan contribution, $4,800 for the Company Retirement Plan matching contribution, $1,340 for the value of the Life Insurance Plan and $780 for the cost of term life insurance provided by the Company. In 1997 All Other Compensation includes $3,229 for the value of the BEARs Program, $12,095 for a forgiven equity loss loan, $8,000 for the Company Retirement Plan discretionary contribution, $5,713 for a forgiven personal loan, $4,693 for the Supplemental Retirement Plan contribution, $1,200 for the Company Retirement Plan matching contribution, $892 for the value of the Life Insurance Plan and $709 for the cost of term life insurance provided by the Company. In 1996 All Other Compensation includes $502 for the value of the BEARs Program, $19,884 for a forgiven personal loan, $12,095 for a forgiven equity loss loan, $7,500 for the Company Retirement Plan discretionary contribution, $5,300 for the Supplemental Retirement Plan, $1,125 for the Company Retirement Plan employer matching contribution and $709 for the cost of term life insurance provided by the Company. At December 26, 1998, Mr. Kleutghen had a balance on the personal loan of $3,930. The personal loan was issued July 1989 for $75,000. The terms of the loan state the loan and interest will be forgiven over a period of 10 years.

Option Grants for Fiscal 1998

     The following table provides information concerning grants of stock options by the Company to the named executive officers in fiscal 1998.

                                         OPTION GRANTS DURING FISCAL 1998
-------------------------------------------------------------------------------------------------------------------

                                                                                            Potential Realizable
                                                                                          Value at Assumed Annual
                                       Number of     % of Total                             Rates of Stock Price
                                       Securities     Options                             Appreciation for Option
                                       Underlying     Granted     Exercise                          Term
                                        Options     to Employees  Price Per   Expiration   ------------------------
        Name            Date of Grant   Gtanted       in 1998       Share       Date            5%           10%
--------------------   --------------  -----------  ------------   --------   ----------   ----------    ----------
Martin Sperber .....         01/23/98       73,500                  $14.2857    01/23/08      660,331     1,673,425
                             04/09/98       73,500                   17.0000    04/09/08      785,803     1,991,379
                             12/17/98       75,000                   13.6250    12/17/08      642,645     1,628,602
                                       -----------
                                           222,000       10.8
                                       ===========


Dariush Ashrafi ....         01/23/98       26,250                   14.2857    01/23/08      235,832       597,652
                             04/09/98       26,250                   17.0000    04/09/08      280,644       711,207
                             12/17/98       25,000                   13.6250    12/17/08      214,215       542,867
                                       -----------
                                            77,500        3.8
                                       ===========


Jay Cayado                   01/23/98       13,125                   14.2857    01/23/08      117,916       298,826
                             04/09/98       34,125                   17.0000    04/09/08      364,837       924,569
                             12/17/98       25,000                   13.6250    12/17/08      214,215       542,867
                                       -----------
                                            72,250        3.5
                                       ===========


Paul Feuerman                01/23/98       13,125                   14.2857    01/23/08      117,916       298,826
                             04/09/98       47,250                   17.0000    04/09/08      505,159     1,280,172
                             12/17/98       25,000                   13.6250    12/17/08      214,215       542,867
                                       -----------
                                            85,375        3.6
                                       ===========


Paul Kleutghen               01/23/98       13,125                   14.2857    01/23/08      117,916       298,826
                             04/09/98       26,250                   17.0000    04/09/08      280,644       711,207
                             12/17/98       12,500                   13.6250    12/17/08      107,107       271,433
                                       -----------
                                            51,875        2.5
                                       ===========


Option Exercises and Values for Fiscal 1998

     The following table provides information concerning options exercised in fiscal 1998 by the named executive officers and the value of such officers' unexercised options at December 26, 1998.

                         AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END
                                                  OPTION VALUES
------------------------------------------------------------------------------------------------------------------------

                                                                                               Value of Unexercised
                                                                 Number of Securities               In-The-Money
                                                                Underlying Unexercised               Options at
                                     Shares                   Options at Fiscal Year-End          Fiscal Year-End
                                    Acquired      Value      ---------------------------     ---------------------------
           Name                   On Exercise    Realized    Exercisable    Unexercisable    Exercisable   Unexercisable
----------------------------      -----------    --------    -----------    -------------    -----------   -------------
Martin Sperber                          0           0          503,475         222,000             0             0
Dariush Ashrafi                         0           0           77,350         152,400             0             0
Jay Cayado                              0           0           36,750          82,750             0             0
Paul Feuerman                           0           0           42,350         102,875             0             0
Paul Kleutghen                          0           0           46,375          64,825             0             0


Employment Agreements

     Agreements with Mr. Sperber. The Company entered into an employment agreement with Martin Sperber dated September 30, 1994, as amended as of March 6, 1998, pursuant to which Mr. Sperber serves as Chairman of the Board, Chief Executive Officer and President of the Company. Under this agreement, the term of Mr. Sperber's employment commenced on January 1, 1994 and terminates on January 1, 2000, unless earlier terminated by the death of Mr. Sperber, by action of the Board of Directors with or without cause, due to the disability of Mr. Sperber or by Mr. Sperber upon 30 days written notice or by Mr. Sperber following a material breach by the Company of his employment or stock option agreement that is not cured within 30 days. If Mr. Sperber is terminated without cause, in addition to all accrued but unpaid compensation to the date of termination, he is entitled to receive as severance compensation his base salary from the date of termination through January 1, 2000 and an amount equal to the product of (i) a fraction, the numerator of which is the amount of earned incentive compensation for the last full year before termination and the denominator of which is 365 and (ii) the number of days from termination until January 1, 2000. If Mr. Sperber voluntarily terminates his employment prior to January 1, 2000 (other than for an uncured breach by the Company), he is only entitled to such severance pay as is determined by the Compensation Committee. Mr. Sperber currently receives base annual compensation of $700,000. Mr. Sperber may also receive incentive compensation in an amount to be determined by the Compensation Committee. If Mr. Sperber's employment is terminated prior to January 1, 2000, such incentive compensation shall be based on objective criteria established by the Compensation Committee or, if no such criteria is established by the Compensation Committee, $250,000 plus the product of (x) the fraction derived by dividing (i) the sum of the actual cash incentive compensation earned by each of the three most senior executives of the Company other than Mr. Sperber in the year Mr. Sperber's employment is terminated less the sum of the minimum cash incentive compensation contemplated for such executives for such year, by (ii) the sum of the maximum cash incentive compensation contemplated for such executives for such year less the sum of the minimum cash incentive compensation contemplated for such executives for such year and (y) $250,000.

Mr. Sperber is prohibited from competing with the Company during the term of the agreement and until the second anniversary of the date the Company makes its final base salary payment to Mr. Sperber pursuant to the agreement.

     Following termination of Mr. Sperber's employment other than for cause, Mr. Sperber will be entitled during his lifetime and for the life of his spouse to continue to participate in, or receive benefits that, on an after-tax basis, are the same as those under all medical and dental benefit plans, policies and programs in effect at the termination of his employment. In addition, unless Mr. Sperber's employment is terminated for cause, Mr. Sperber will be entitled to a pension, beginning after the termination of his employment and continuing until the later of the death of Mr. Sperber or his spouse, in an amount equal to 45% of the average total cash compensation for the highest three of the last six years prior to termination, reduced generally by the sum of the amount Mr. Sperber would be entitled to receive under all of the Company's qualified retirement plans (within the meaning of Section 401(a) of the Internal Revenue
Code) and under Social Security if he commenced receiving such benefit payments at age 65.

     The Company entered into an Option Agreement with Mr. Sperber dated September 30, 1994 under which Mr. Sperber was granted, as a key employee pursuant to the Company's 1993 Stock Option Plan, a non-qualified option to purchase from the Company up to 503,475 shares of Common Stock at a price of $19.05 per share. The option expires on the earlier of September 30, 2004 or his Termination of Employment (as defined in the 1993 Stock Option Plan). In the event of Mr. Sperber's death, disability, retirement or termination without cause, the option remains exercisable for one year (but may be extended by the Company at its discretion). Upon termination of Mr. Sperber's employment for cause (or discovery of justification for termination for cause after termination for another reason), all outstanding options will be immediately canceled. In the event Mr. Sperber's employment is terminated for any other reason, all outstanding options will remain exercisable for three months from the date of termination (but may be extended at the discretion of the Company).

     Agreements with Mr. Ashrafi. The Company entered into an employment agreement with Dariush Ashrafi dated May 1, 1995, pursuant to which Mr. Ashrafi serves as Executive Vice President and Chief Financial Officer of the Company. Under this agreement, the term of Mr. Ashrafi's employment began on May 1, 1995 and terminates 60 days after either Mr. Ashrafi or the Company gives written notice that he or it does not wish to continue the employment, unless earlier terminated for cause or upon the death or disability of Mr. Ashrafi. If Mr. Ashrafi's employment with the Company is terminated under certain circumstances, he is entitled to receive 100% of his base salary and annual cash bonus paid or payable by the Company to him in respect of the last full fiscal year preceding the termination date as one lump sum payment. Further, if Mr. Ashrafi is terminated other than for cause or disability, or if he voluntarily terminates his employment in certain instances, he is entitled to receive basic health and medical benefits until the earlier of one year following termination and his full-time employment elsewhere. Pursuant to a 1995 deferred compensation agreement with the Company, Mr. Ashrafi is entitled to receive an LTIP payment of $300,000, payable in quarterly payments in the amount of $18,750.

     Agreements with Mr. Cayado. The Company entered into an employment agreement with Javier Cayado dated November 22, 1993, pursuant to which Mr. Cayado serves as Senior Vice President, Technical Operations of the Company. Under this agreement, the term of Mr. Cayado's employment began on November 22, 1993 and terminates 60 days after either Mr. Cayado or the Company gives written notice that he or it does not wish to continue the employment, unless earlier terminated for cause or upon the death or disability of Mr. Cayado. If Mr. Cayado's employment with the Company is terminated under certain circumstances, he is entitled to receive 100% of his base salary and annual cash bonus paid or payable by the Company to him in respect of the last full fiscal year preceding the termination date as one lump sum payment. Further, if Mr. Cayado is terminated other than for cause or disability, or if he voluntarily terminates his employment in certain instances, he is entitled to receive basic health and medical benefits until the earlier of one year following termination and his full-time employment elsewhere. Pursuant to a 1996 deferred compensation agreement with the Company, Mr. Cayado is entitled to receive an LTIP payment of $450,000, payable annually in one installment of $125,000, one installment of $100,000 and three installments of $75,000 each.

     Agreements with Mr. Feuerman. The Company entered into an employment agreement with Paul Feuerman dated November 29, 1993, pursuant to which Mr. Feuerman serves as Senior Vice President and General Counsel of the Company. Under this agreement, the term of Mr. Feuerman's employment began on November 29, 1993 and terminates 60 days after either Mr. Feuerman or the Company gives written notice that he or it does not wish to continue the employment, unless earlier terminated for cause or upon the death or disability of Mr. Feuerman. If Mr. Feuerman's employment with the Company is terminated under certain circumstances, he is entitled to receive 100% of his base salary and annual cash bonus paid or payable by the Company to him in respect of the last full fiscal year preceding the termination date as one lump sum payment. Further, if Mr. Feuerman is terminated other than for cause or disability, or if he voluntarily terminates his employment in certain instances, he is entitled to receive basic health and medical benefits until the earlier of one year following termination and his full-time employment elsewhere. Pursuant to a 1996 deferred compensation agreement with the Company, Mr. Feuerman is entitled to receive an LTIP payment of $500,000, payable annually in two installments of $100,000 each, followed by two installments of $150,000 each.

     Agreements with Mr. Kleutghen. The Company entered into an employment agreement with Paul Kleutghen dated November 29, 1993, pursuant to which Mr. Kleutghen serves as Senior Vice President, Strategic Development of the Company. This agreement terminates 60 days after either Mr. Kleutghen or the Company gives written notice that he or it does not wish to continue the employment, unless earlier terminated for cause or upon the death or disability of Mr. Kleutghen. If Mr. Kleutghen's employment with the Company is terminated under certain circumstances, he is entitled to receive 100% of his base salary and annual cash bonus paid or payable by the Company to him in respect of the last full fiscal year preceding the termination date as one lump sum payment. Further, if Mr. Kleutghen is terminated other than for cause or disability, or if he voluntarily terminates his employment in certain instances, he is entitled to receive basic health and medical benefits for one year following termination and his full-time employment elsewhere. Pursuant to a 1996 deferred compensation agreement with the Company, Mr. Kleutghen is entitled to receive an LTIP payment of $500,000, payable in annual installments of $100,000 each on December 31, 1996 and 1997 and two annual installments of $150,000 each on December 31, 1998 and 1999.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of the S&P Smallcap 600 Index and a peer group index*. The graph assumes that a $100 investment was made on April 9, 1998 (the date of the Company's initial public offering) in each of the Common Stock, the S&P Smallcap 600 Index and the peer group index, and that all dividends were reinvested quarterly.

 Comparison of Cumulative Total Return Among Schein Pharmaceutical Inc., the S&P
                   Smallcap 600 Index, and a Peer Group Index

[GRAPH OMITTED]

                                  Total Return
                     Stock Price Plus Reinvested Dividends

Date                 Schein Pharmaceutical Inc.   The S&P Smallcap 600 Index   Peer Group Index
----                 --------------------------   --------------------------   ----------------
April 9, 1998                  $100                        $100                   $100

June 30, 1998                  $115.76                     $ 96.84                $109.62

September 30, 1998             $ 36.96                     $ 76.59                $111.93

December 26, 1998              $ 53.80                     $ 90.93                $118.48


     The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.



--------

* Based on information for a self-constructed peer group consisting of the following companies:

          Alpharma Inc., Barr Laboratories Inc., IVAX Corporation, Mylan Laboratories, Inc., Teva Pharmaceutical Industries Ltd. and Watson Pharmaceuticals Inc.

PROPOSAL 2:  ADOPTION OF THE COMPANY'S 1999 STOCK OPTION PLAN

     The Board of Directors has approved the Schein Pharmaceutical, Inc. 1999 Stock Option Plan (the "1999 Plan") to enable the Company to offer employees of the Company and its affiliates stock-based incentives -- which may be either incentive stock options ("ISOs") or nonqualified stock options. This creates a means to raise the level of stock ownership by employees to attract, retain and motivate the employees who are important to the success and growth of the business of the Company and to create a long-term mutuality of interest between those employees and the stockholders of the Company.

     At the Annual Meeting, the stockholders of the Company will be asked to adopt the 1999 Plan. The Board of Directors recommends adoption of the 1999 Plan. The following is a summary of the principal provisions of the 1999 Plan.

Administration

     The 1999 Plan will be administered and interpreted by a committee appointed by the Board of Directors consisting of two or more non-employee members of the Board of Directors (the "Committee"). The 1999 Plan is designed so that if each of the members of the Committee is a "non-employee director" as provided by Rule 16b-3 under the Exchange Act and an "outside director" as defined under Section 162(m) of the Internal Revenue Code (the "Code") to the extent then required, the grant (other than a grant at a below market purchase price) and exercise of options will comply with those provisions. It is anticipated that the Board of Directors will appoint a Committee that will be comprised of "outside directors." The Committee will have the full authority to administer and interpret the 1999 Plan and take all actions in connection with the 1999 Plan and the options thereunder as the Committee, in its sole discretion, deems necessary or desirable. In the event that the Board of Directors does not appoint a committee to administer the 1999 Plan, the functions of the Committee will be exercised by the Board of Directors.

Eligibility

     All employees of the Company and its affiliates are eligible to be granted nonqualified stock options. Only employees of the Company and those affiliates of the Company that qualify as subsidiary or parent corporations (within the meaning of Section 424 of the Code) are eligible to be granted ISOs under the 1999 Plan.

Description of Options

     Term. The Committee may grant nonqualified stock options and ISOs to purchase shares of Common Stock. The Committee will determine the number of shares of Common Stock subject to each option, the term of each option (which may not exceed ten years (or five years in the case of an ISO granted to a 10% stockholder, as determined under Section 422 of the Code)), the purchase price, the vesting schedule (if any), and the other material terms of each option.

     Unless otherwise provided in the applicable option agreement, all options granted and not previously exercised will become vested and immediately exercisable upon a change of control of the Company, as defined in the 1999 Plan. In the event that the participant's employment is terminated for "Cause," as defined in the 1999 Plan, or the participant violates an agreement between him or her and the Company or any of its affiliates, all outstanding options held by the participant will immediately be canceled.

     Purchase price. In the case of ISOs, the purchase price of an option may not be less than 100% of the fair market value of a share of Common Stock at the time of grant, or 110% of such fair market value if the optionee owns more than 10% of the shares of Common Stock (or common stock of a parent or subsidiary corporation as determined under Section 422 of the Code) outstanding at the time of grant. In the case of nonqualified stock options, the purchase price of an option may not be less than the par value of a share of Common Stock.

     Exercise. Payment of the purchase price may be made in cash or by check, bank draft or money order payable to the order of the Company, through the delivery of irrevocable instructions to a broker to deliver to the Company an amount equal to the aggregate purchase price, or on such other terms and conditions as may be acceptable to the Committee and in accordance with applicable law. If permitted by the Committee, the purchase price may be paid by delivery of unencumbered shares of Common Stock that have been held for such period as required by applicable accounting standards to avoid a charge to earnings, a combination of shares of Common Stock and cash, a promissory note, or by a combination of cash (or cash and shares of Common Stock) and a promissory note. The Committee, in its discretion, may permit delivery of Common Stock acquired pursuant to the exercise of a nonqualified stock option to be deferred and may grant "reload" options such that the number of options granted is equal to the number of options exercised or the number of shares of Common Stock used to pay the purchase price of options or withholding taxes.

     Available Shares. Under the 1999 Plan, options to purchase an aggregate of not more than 3,250,000 shares of Common Stock may be granted from time to time to employees of the Company or its affiliates. The number of shares of Common Stock which may be subject to option grants is subject to certain adjustments to reflect changes in the Company's capital structure or business by reason of certain corporate transactions or events. In general, if options are for any reason canceled, expire or terminate unexercised, the shares covered by the options will again be available for the grant of options. In addition, if shares of Common Stock are exchanged by a participant as full or partial payment to the Company, or for withholding, in connection with the exercise of a stock option, or the number shares of Common Stock otherwise deliverable has been reduced for withholding, the shares exchanged or reduced will again be available for purposes of granting nonqualified stock options under the 1999 Plan.

     The maximum number of shares of Common Stock with respect to which options may be granted to any employee under the 1999 Plan during any fiscal year may not exceed 750,000.

Awards

     Because future awards under the 1999 Plan will be based upon prospective factors including the nature of services to be rendered by prospective employees and consultants of the Company and their potential contributions to the success of the Company, actual awards cannot be determined at this time.

     On March 31, 1999, the closing sale price per share of Common Stock on the New York Stock Exchange was $13.00.

Amendment and Termination

     The Board of Directors may modify, suspend or terminate the 1999 Plan in whole or in part. However, to the extent required by applicable law, certain modifications affecting the 1999 Plan must be approved by the Company's stockholders. In addition, any change in the 1999 Plan that may adversely affect an optionee's rights under an outstanding option requires the consent of the optionee.

Miscellaneous

     Options under the 1999 Plan are generally nontransferable, except that the Committee may, in its sole discretion, permit the transfer of nonqualified stock options, in whole or in part and in such circumstances, and under such conditions, as specified by the Committee at the time of grant or thereafter.

     The 1999 Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The 1999 Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

Material Federal Income Tax Consequences

     The rules concerning the federal income tax consequences with respect to options granted and to be granted pursuant to the 1999 Plan are quite technical. Moreover, the applicable statutory provisions are subject to change, possibly with retroactive effect, as are their interpretations and applications which may vary in individual circumstances. The following summary is designed to provide a general understanding of the material federal income tax consequences relating to the 1999 Plan:

     Incentive Stock Options. In general, an employee will not realize taxable income upon either the grant or the exercise of an ISO and the Company will not realize an income tax deduction at either time. If the recipient does not sell the Common Stock received pursuant to the exercise of an ISO within either (1) two years after the date of the grant of the ISO or (2) one year after the date of exercise, a subsequent sale of the Common Stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to the Company. Capital gains rates may be reduced in the case of a longer holding period.

     If the recipient disposes of the Common Stock acquired upon exercise of the ISO within either of the above-mentioned time periods, the recipient will generally realize as ordinary income an amount equal to the lesser of: (1) the fair market value of the Common Stock on the date of exercise over the purchase price, and (2) the amount realized upon disposition over the purchase price.

     In this event, the Company generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of the amount realized by the recipient as ordinary income will be taxed at the rates applicable to short-term or long-term capital gains, depending on the holding period.

     Nonqualified Stock Options. A recipient will not realize any taxable income upon the grant of a nonqualified stock option and the Company will not receive a deduction at the time of grant unless the option has a readily ascertainable fair market value at the time of grant. Upon the exercise of a nonqualified stock option, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the purchase price. Upon a subsequent sale of the such Common Stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period for the Common Stock. The Company will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income. Any officers and directors of the Company subject to Section 16(b) of the Exchange Act may also be subject to special tax rules regarding the income tax consequences concerning their nonqualified stock options.

     All Stock Options. With regard to both ISOs and nonqualified stock options, in the event that the exercisability or vesting of any award is accelerated because of a change of control, payments relating to the awards (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes payable by the employee.

     In addition, any entitlement to a tax deduction on the part of the Company is subject to the applicable tax rules (including, without limitation, Section 162(m) of the Code regarding a $1 million limitation on deductible compensation). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year per person to its chief executive officer and the four other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. Stock options will generally qualify under one of these exceptions if: (1) they are granted under a plan that states the maximum number of shares with respect to which options may be granted to any recipient during a specified period, (2) the purchase price is no less than fair market value at the time of the grant, (3) the plan under which the options are granted is approved by stockholders, and (4) the plan is administered by a compensation committee comprised of outside directors. Except with respect to options granted at a below-market purchase price, the 1999 Plan is designed to permit these requirements to be satisfied.

Vote Required

     Approval of the 1999 Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Annual Meeting, provided that the total votes cast on the 1999 Plan represents over 50% of all of the outstanding shares of Common Stock as of the Record Date.

Recommendation of the Board of Directors

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                     VOTE FOR THE ADOPTION OF THIS PROPOSAL


PROPOSAL 3:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors requests that the stockholders ratify its selection of BDO to serve as the Company's independent auditors for the fiscal year ending December 25, 1999. BDO examined the consolidated financial statements of the Company for the fiscal year ended December 26, 1998. Representatives of BDO will be present at the Annual Meeting to make a statement if they desire to do so and to respond to questions by stockholders.

Vote Required

     The affirmative vote of a majority of the shares voted at the meeting is required for the ratification of the Board's selection of BDO as the Company's independent auditors for the fiscal year ending December 25, 1999.

Recommendation of the Board of Directors

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                     VOTE FOR THE ADOPTION OF THIS PROPOSAL.


                            RESTRUCTURING AGREEMENTS

     At February 26, 1999, 20,556,057 shares of Common Stock (approximately 62.1% of the outstanding shares) were beneficially owned by Martin Sperber, principally through voting control pursuant to the Voting Trust Agreement dated September 30, 1994. Mr. Sperber, acting as voting trustee, is able to control substantially all matters requiring stockholder approval, including the election of directors.

     In September 1994, in connection with Bayer Corporation's acquisition of its interest in the Company, the Company, Bayer Corporation, Mr. Sperber, and certain other principal stockholders entered into certain agreements (the "Restructuring Agreements") relating to the governance of the Company and certain other matters.

         Agreements Relating to Control of the Company

     The Restructuring Agreements provide that, until the earlier of March 1, 2000 and the effective date of a merger, consolidation or combination that results in the Voting Trustee (currently Mr. Sperber) (the "Voting Trustee") neither holding the position of chairman of the board, president, chief executive officer or chief operating officer of the resulting entity nor having the right to designate a majority of the members of the board of the resulting entity (such earlier date, the "Voting Trust Termination Date"), the Voting Trustee will have the right to vote, or direct the vote of, all the shares of Common Stock owned by Marvin Schein, Pamela Schein, Pamela Joseph and certain trusts established by them or for their issue (collectively, the "Family Stockholders") (i.e., approximately 59.5% of the shares of Common Stock outstanding at February 26, 1999). As a result of the foregoing, the Voting Trustee as a practical matter will be able to control substantially all matters requiring stockholder approval, including the election of directors, until March 1, 2000 (without giving effect to any future issuance of Common Stock by the Company or sales of Common Stock by Continuing Stockholders (as defined below)). The Restructuring Agreements provide that Mr. Sperber may designate certain individuals to succeed him as Voting Trustee.

     The Restructuring Agreements provide that, until Bayer Corporation owns less than 10% of the outstanding Common Stock (the "Governance Termination Date"), Bayer Corporation shall be entitled to nominate a number of members of the Board of Directors of the Company equal to the product of (a) the number of members of the Board of Directors and (b) its percentage stockholdings of Common Stock at the time of nomination. The Voting Trustee is entitled, until the Voting Trust Termination Date, to nominate the balance of the members of the Board of Directors. Until May 15, 2001, the Voting Trustee and the other Continuing Stockholders (to the extent their shares of Common Stock are not voted by the Voting Trustee) must vote for the election of Bayer Corporation's nominee(s). Until the Voting Trust Termination Date, Bayer Corporation and the Continuing Stockholders (to the extent their shares of Common Stock are not voted by the Voting Trustee) must vote for the election of the Voting Trustee's nominees.

     Until the earlier of May 15, 2001 and a sale of shares of Common Stock by Bayer Corporation other than to a Permitted Assignee (as defined below), the Company may not, without Bayer Corporation's consent, among other things, (a) own, manage or operate any business not principally engaged in a segment of the pharmaceutical or health care industry or any business ancillary thereto, (b) amend or restate the Company's charter or by-laws to require more than majority approval to elect a majority of the Board of Directors or (c) engage in transactions with any affiliate on terms more favorable to the affiliate than could be obtained in an arm's-length transaction, other than intercompany transactions and transactions under the Restructuring Agreements.

     The Restructuring Agreements impose certain restrictions on Bayer Corporation and its affiliates until May 15, 2001 (the "Standstill Period"). Specifically, the Restructuring Agreements provide that Bayer Corporation may purchase shares of Common Stock to increase its ownership up to a maximum ownership, in the aggregate, of 30% of the Company's outstanding Common Stock between May 15, 1997 and May 15, 1999, 33 1/3% between May 16, 1999 and May 15, 2000 and 36 2/3% between May 16, 2000 and May 15, 2001 (the "Standstill"). During the Standstill Period, Bayer Corporation and its affiliates may not, among other things, (a) acquire, announce an intention to acquire or offer to acquire any assets of the Company or its subsidiaries (other than in the ordinary course) or equity securities of the Company, (b) participate in or encourage the formation of a group or entity that seeks to acquire equity securities of the Company, (c) solicit proxies or become a participant in any election contest with respect to the Company, (d) initiate or otherwise solicit stockholders for the approval of stockholder proposals or induce any other person to initiate any stockholder proposal, (e) seek to place designees on, or remove any member of, the Board or Directors, (f) deposit any equity securities in a voting trust or like arrangement, (g) seek to control the management of the Company or negotiate with any person with respect to any form of extraordinary transaction with the Company or other transaction not in the ordinary course of business, or be involved in a tender or exchange offer or other attempt to violate the Standstill or (h) request the Company or otherwise seek to amend or waive any provision of the Standstill.

     After the Standstill Period, Bayer Corporation has the right to acquire control of the Company through open market purchases, and under certain circumstances within six months of the end of the Standstill, to acquire from certain principal stockholders of the Company or from the Company a number of shares that would enable Bayer Corporation to own a majority of the outstanding shares of Common Stock. During the Standstill Period, under the terms of the Restructuring Agreements, Bayer Corporation has the right to acquire, including under certain circumstances the right to acquire from the Company and certain of its principal stockholders at fair market value, unless Bayer Corporation has sold shares of Common Stock other than to certain permitted transferees, (i) shares in connection with its exercise of certain preemptive rights, (ii) before May 15, 2001, shares necessary to acquire ownership of at least 21% more of the outstanding Common Stock than any other holder of 10% or more of the Common Stock (other than an employee benefit plan or a person who was a stockholder as of September 30, 1994) and (iii) if, on May 15, 2001, the total number of shares issued and outstanding (less restricted securities, as defined therein) is less than 133% of the number of shares that, when added to Bayer Corporation's shares, equals a majority of the shares then outstanding, shares equal to such amount.

     Under the Restructuring Agreements, if Bayer Corporation for any reason acquires shares of Common Stock in excess of the New Percentage (as defined below), until May 15, 2001, Bayer Corporation shall vote those excess shares in accordance with the Voting Trustee's instructions and those excess shares will not be considered in determining the number of director nominees to which Bayer Corporation is entitled. The "New Percentage" means 30% before May 15, 1999, 33 1/3% thereafter and before May 15, 2000, 36 2/3% thereafter and before May 15, 2001.

     Under the Restructuring Agreements, each of Marvin Schein, Pamela Schein and Pamela Joseph has agreed that such individual, and such individual's Family Group (as defined below), shall not acquire shares if, as a consequence of the acquisition, such individual, together with such individual's Family Group, owns in excess of (a) in the case of Marvin Schein and his Family Group, 35.85% of the Common Stock, (b) in the case of Pamela Schein and her Family Group, 27.55% of the Common Stock and (c) in the case of Pamela Joseph and her Family Group, 12.97% of the Common Stock.

     Restrictions on Transfer

     The Restructuring Agreements generally provide that Marvin Schein, Pamela Schein, Pamela Joseph, Mr. Sperber, Stanley Bergman, certain trusts established by these individuals (collectively, the "Continuing Stockholders") and certain of their transferees may not transfer any of their shares of Common Stock until March 1, 2000, except (a) pursuant to Rule 144 under the

Securities Act, but subject to volume limitations intended to equal the volume limitations applicable to affiliates as set forth in Rule 144(e)(1) (the "Maximum Rule 144 Sales Amount"), (b) in a wide distribution in an amount that exceeds the Maximum Rule 144 Sales Amount, regardless of whether the seller is an affiliate of the Company or Rule 144(k) is applicable, in connection with which the seller or the underwriter confirms that no direct or indirect purchaser in that distribution is intended to acquire more than the Maximum Rule 144 Sales Amount, (c) to certain family members of the transferor, related trusts or estates, or other entities owned exclusively by such transferor, family members, trusts or estates (collectively, a "Family Group"), (d) in private placements, to persons who own fewer than 1% of the outstanding shares of Common Stock immediately prior to the transfer and who are not affiliated with or Family Group members of the transferor, of no more than (I) 1% of the outstanding shares of Common Stock to any one person, its affiliates or Family Group members in any three-month period and (II) 4% of the outstanding shares of Common Stock to all persons in any twelve-month period, (e) in connection with the exercise of certain registration rights granted to the Company's stockholders under the Restructuring Agreements, but only if, to the extent the number of shares sold exceeds the Maximum Rule 144 Sales Amount, it is confirmed to the Company that it is intended that no purchaser will acquire more than the Maximum Rule 144 Sales Amount, (f) pledges to a financial institution or transfers to a financial institution in the exercise of its pledge rights, (g) to Bayer Corporation as provided under the Restructuring Agreements, (h) pursuant to a merger or a consolidation that has been approved by the Board of Directors and stockholders of the Company, (i) in a tender offer in which Mr. Sperber (or any member of his Family Group who acquired shares from Mr. Sperber) sells shares and (j) in a tender offer for a majority of the shares of Common Stock by a bidder not affiliated with Bayer Corporation, if Bayer Corporation and its affiliates have failed to pursue a tender offer or other acquisition permitted under the Restructuring Agreements. In addition, Continuing Stockholders have been granted certain registration rights.

     In addition to the above restrictions, the Restructuring Agreements generally provide that Bayer Corporation may not transfer any of its shares until May 15, 1999. However, Bayer Corporation may transfer its shares of Common Stock in connection with certain registration rights granted to Bayer Corporation under the Restructuring Agreements or to a Permitted Assignee. A "Permitted Assignee" is (a) a successor to all or substantially all the business and assets of Bayer Corporation or a majority-owned subsidiary of Bayer Corporation who agrees to be bound by the Restructuring Agreements, (b) with respect to certain preemptive rights, rights of first refusal and rights of first offer, a single purchaser who, immediately after the purchase and for 60 days thereafter, owns at least 10% of the shares then owned by Bayer Corporation and who agrees to be bound by the Standstill and (c) with respect to certain registration rights, any person referred to in (a) above and up to three non-affiliated purchasers who, immediately after the respective purchases and for 60 days thereafter, own in the aggregate at least 20% of the shares then owned by Bayer Corporation and who agree to be bound by the Standstill.

     If Bayer Corporation sells any of its shares of Common Stock to any unaffiliated third party, then the following of Bayer Corporation's rights under the Restructuring Agreements terminate: the right to consent to certain transactions of the Company; the right to purchase additional shares on Company issuances of equity securities; the right to acquire shares to maintain an ownership percentage of more than 21% of outstanding shares over certain 10% holders; the right to acquire from the Company or the Family Stockholders (as defined above) under certain circumstances after the Standstill Period, shares for a controlling interest in the Company; and rights of first refusal with regard to share transfers by Continuing Stockholders. However, certain of those rights (i.e., rights to purchase additional shares on Company issuances of equity securities and rights of first refusal) may be transferred to a single purchaser who owns at least 10% of the shares of Common Stock then owned by Bayer Corporation and who agrees to be bound by the Standstill obligations.

     Mr. Sperber and Mr. Bergman may not transfer any of their shares of Common Stock to Bayer Corporation except in certain open market transactions and except to the extent that Bayer Corporation first offered to purchase such shares from the Family Stockholders and the Family Stockholders did not sell such shares.

     The Company may not transfer any of its shares of Common Stock to Bayer Corporation, except to the extent that Bayer Corporation is entitled to purchase shares under the Restructuring Agreements and those shares are not purchased in the open market or from Family Stockholders.

     Rights of Inclusion and First Refusal

     The Restructuring Agreements provide that if, at any time prior to the Voting Trust Termination Date, any Family Stockholder or Family Group member (an "Offeree") receives an offer from a third party to purchase some or all of the Offeree's shares of Common Stock, the Offeree wishes to sell the shares (other than in a transaction described in clauses (a) through (i) of the first paragraph of "--Restrictions on Transfer" above) and Mr. Sperber, as Voting Trustee, consents to the transaction, the Company or its designee shall have the right of first refusal to purchase those shares on the same terms as in the third party offer.

     Under the Restructuring Agreements, if the Company fails to exercise its right of first refusal and Bayer Corporation has not sold shares other than to a Permitted Assignee, such right will be deemed assigned to Bayer Corporation, provided that (a) the stockholdings of Bayer Corporation may not as a result of its exercising such right exceed the New Percentage and (b) if as a result of its exercising such right, Bayer Corporation would own a majority of the shares of Common Stock. Bayer Corporation will exercise such right at a price per share equal to the greater of (I) the price contained in the third party offer and
(II) the price determined by an investment banking firm, who will take into consideration, among other things, that control of the Company will pass at that time to Bayer Corporation.

     In addition, if, prior to the end of the Standstill Period or the time that Bayer Corporation sells shares other than to a Permitted Assignee, the Company is not entitled to exercise the right of first refusal described above and a Continuing Stockholder is permitted under the Restructuring Agreements, and in good faith wishes, to sell shares of Common Stock to a third party (other than sales under Rule 144 under the Securities Act and sales under clauses (b), (i) and (j) of the first paragraph of "--Restrictions on Transfer" above), Bayer Corporation shall have the right of first offer to purchase those shares of Common Stock on the same terms as the Continuing Stockholder wishes to sell the shares of Common Stock.

         The Restructuring Agreements provide that if, at any time prior to June 15, 2000, Bayer Corporation is permitted under the Restructuring Agreements, and in good faith wishes, to sell shares of Common Stock to a third party, the Company and the Continuing Stockholders shall have the right of first offer to purchase those shares of Common Stock on the same terms as Bayer Corporation wishes to sell the shares of Common Stock.

                            CERTAIN OTHER AGREEMENTS

     In February 1998, the Company entered into a strategic alliance agreement with Cheminor Drugs Limited ("Cheminor"), Dr. Reddy's Laboratories Limited and Reddy-Cheminor, Inc. As part of the arrangement, each party is entitled to representation on the other company's board of directors consistent with its equity interest, at all times during which each party owns at least ten percent of the total issued and outstanding shares of the other party. Currently, Cheminor does not own any shares of Common Stock and, accordingly, is not entitled to representation on the Company's Board of Directors.

                              CERTAIN TRANSACTIONS

     In 1994, the Company entered into a Heads of Agreement with Bayer Corporation and Bayer A.G. (collectively, "Bayer"), pursuant to which the Company and Bayer committed together to explore business opportunities for the U.S. and abroad. Under the agreement, the parties agreed to share expertise, personnel, products and production facilities where appropriate to (i) explore potential areas of mutual interest and cooperation in the U.S. domestic market,
(ii) identify multisource pharmaceutical business opportunities abroad and (iii) explore the use of Bayer's chemical synthesis expertise to provide the Company with chemical drug ingredients. The agreement provides that any decision to pursue a project must be approved by both parties and based on a separately negotiated contractual agreement.

     The Company has a co-promotion agreement which expires in June 1999 with Bayer Corporation, covering INFeD(R). Under the terms of the agreement, in exchange for promotional support, the Company shares with Bayer Corporation financial results in excess of specified threshold amounts. The Company incurred selling expenses under the agreement (in the form of payments to Bayer) of approximately $3.0 million, $4.2 million and $3.0 million in 1998, 1997 and 1996, respectively.

     Since 1994, the Company and Bayer, through their respective affiliates, have entered into several joint ventures to own, manage or develop generic pharmaceutical businesses outside of the U.S. Each of Schein and Bayer have contributed various assets and rights and funded the operations of these ventures, and in certain circumstances have guaranteed certain liabilities of these ventures, such as leases and lines of credit. The Company and Bayer sell products to certain of these ventures for resale in their local markets. From time to time, the Company or Bayer has acquired the other party's interest in the joint venture. Each of the Company and Bayer continues to evaluate its relative position in markets where it has a multisource business.

     During 1998, 1997 and 1996, the Company invested approximately $0.3 million, $0.2 million and $2.0 million, respectively, to acquire up to a 50% interest in each of several international pharmaceutical businesses. At December 31, 1998, the Company had guaranteed $6.1 million of borrowings of these businesses. These businesses are jointly owned with subsidiaries of Bayer AG. The Company generally anticipates that these international businesses would not have significant revenues or operations for a period of at least two to three years following their establishment, during which time the businesses are expected to incur expenses to register products in anticipation of future sales.

     In 1997, the Company, together with the Pharmaceutical, Consumer Healthcare, Afga Film and Diagnostics divisions of Bayer Corporation, created a marketing collaboration called Bayer Healthcare Partners. Through Bayer Healthcare Partners, the participants combine their sales and marketing efforts to offer, on a case-by-case basis, a package of goods and services designed to be more attractive to a customer, most likely a managed healthcare provider. The participants share in the costs of these combined marketing efforts. The Company's participation in Bayer Healthcare Partners is determined on a year to year basis. In the last six months of fiscal 1997 and in fiscal 1998, the Company incurred expenses of approximately $0.1 million and $0.4 million, respectively, in connection with this arrangement. Under its existing arrangement with Bayer Healthcare Partners, the Company is not required to share revenues or profits with other participants.

     In the ordinary course of business, the Company sells pharmaceutical products to affiliates, including Henry Schein, Inc., for distribution to their customers. Net sales to affiliates were $8.6 million, $ 12.5 million and $ 8.6 million in fiscal 1998, 1997 and 1996, respectively, which includes net sales to Henry Schein, Inc. of $5.1 million, $10.0 million, and $8.6 million in fiscal 1998, 1997 and 1996, respectively. Certain of the Company's principal stockholders are principal stockholders of Henry Schein, Inc. All transactions between the Company and its affiliates are on an arm's length basis.

     In connection with Mr. Ashrafi's relocation, the Company loaned Mr. Ashrafi $150,000 at an interest rate of 6.875% per annum evidenced by a promissory note dated May 31, 1996. The loan was repaid in full on March 5, 1999, including accrued and unpaid interest.

     Richard L. Goldberg is a member of Proskauer Rose LLP, which rendered legal services to the Company in 1998 and continues to render such services in 1999. Mr. Goldberg is not an officer or employee of the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Company's outstanding Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of the Common Stock. Based solely upon a review of Forms 3, 4 and 5 furnished to the Company with respect to fiscal 1998, the Company believes that its executive officers, directors and beneficial owners of more than 10% of the Company's outstanding Common Stock complied with Section 16(a) filing requirements, except that during 1998, an Initial Report on Form 3 was not timely filed with respect to Harvey Rosenthal when he became a director of the Company due to clerical oversight.

                              STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2000 annual meeting of stockholders must be received by the Company in writing no later than December 14, 1999 to be eligible for inclusion in the Company's proxy statement for that meeting. If notice of a stockholder proposal is not received by the Company on or before February 29, 2000, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

                                  OTHER MATTERS

     Upon written request addressed to the Company's Director of Investor Relations at 100 Campus Drive, Florham Park, New Jersey 07932 from any person solicited herein, the Company will provide, at no cost, a copy of the Form 10-K Annual Report filed with the Commission for the fiscal year ended December 26, 1998.

     Management of the Company does not know of any matters to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and matters incident to the conduct of the Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

                                            BY ORDER OF THE BOARD OF DIRECTORS




                                            Paul Feuerman
                                            Secretary


DATED:   April 16, 1999

                           SCHEIN PHARMACEUTICAL, INC.

             PROXY -- ANNUAL MEETING OF STOCKHOLDERS -- May 19, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     The undersigned stockholder of Schein Pharmaceutical, Inc. (the "Company") hereby appoints Martin Sperber, Dariush Ashrafi and Paul Feuerman, and each of them, proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 19, 1999, beginning at 10:00 a.m., local time, at The Madison Hotel, One Convent Road, Morristown, New Jersey 07960, and at any postponement or adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:

          Please mark, sign, date and return in the enclosed envelope.

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This proxy when properly executed will be voted in the       Please mark
manner directed herein by the undersigned stockholder.      your votes as  [ X ]
If no direction is given, this proxy will be voted FOR      indicated in
the nominees listed in Proposal 1 and FOR Proposals 2       this example.
and 3.


(1) Election of Directors           Martin Sperber           Richard L. Goldberg


 FOR all nominees    WITHHOLD AUTHORITY   INSTRUCTIONS: TO WITHHOLD AUTHORITY TO
listed to the right    to vote for all                  VOTE FOR ANY INDIVIDUAL
(except as marked         nominees                      NOMINEE, DRAW A LINE
 to the contrary)    listed to the right                THROUGH OR STRIKE OUT
                                                        THAT NOMINEE'S NAME
       [ ]                   [ ]                        AS SET FORTH ABOVE.



(2) Proposal to        (3) Proposal to ratify the         (4) To consider and
    adopt the              appointment of BDO Seidman,        act upon any other
    Company's 1999         LLP as the Company's               matter which may
    Stock Option           Independent Auditors               properly come
    Plan.                  for the fiscal year                before the meeting
                           ending December 25, 1999.          or any adjournment
                                                              thereof.
FOR  AGAINST ABSTAIN       FOR  AGAINST ABSTAIN

[ ]    [ ]     [ ]         [ ]    [ ]     [ ]

All as more particularly described in the Proxy Statement dated April 16, 1999, relating to such meeting, receipt of which is hereby acknowledged.

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Signature_______________________ Signature_______________________ Date__________

Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon

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